Ex. 99.1

                              CONSULTING AGREEMENT

      This Consulting Agreement is made and entered into this October 1, 2003, by Organitech USA, Inc. (the "Company") and Haggai Ravid(the "Consultant").

                                    RECITALS

      The Company wishes to assure itself of the services of the Consultant and the Consultant is willing to provide his services to the Company upon the terms, covenants and conditions hereinafter set forth.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto do hereby agree as follows:

      1. Engagement of Consultant. The Company shall use the consulting services of the Consultant on various matters for the Company as specified in Section 3 below. The Consultant shall be an independent contractor and not an employee of the Company. The Consultant agrees to hold harmless and indemnify the Company from any and all actions resulting from work performed by the Consultant on behalf of the Company.

      2. Term. The term of this Agreement shall be for a period of 24 months commencing on October1, 2003, unless terminated earlier pursuant to Section 6 below; provided, however, that the Consultant's obligations regarding confidentiality in Section 5 below and Company's obligation to compensate the Consultant as set forth in Section 4 below shall continue in effect after such termination.

      3. Scope of Duties.

      3.1 Assignment of Duties. The Consultant shall perform the following services:

            (a) Develop an in-depth familiarization with the Company's business objectives and bring to its attention potential or actual opportunities which meet those objectives or logical extensions thereof.

            (b) Alert the Company to new or emerging potential forms of production and distribution which could either be acquired or developed internally

            (c) Comment on the Company's corporate development including such factors as position in competitive environment, financial performances vs. competition, strategies, operational viability, etc.

            (d) Identify prospective suitable merger or acquisition partners for the Company, perform appropriate diligence investigations with respect thereto, advise the Company with respect to the desirability of pursuing such prospects, and assist the Company in any negotiations which may ensue therefrom.

            (e) Evaluate business strategies and recommend changes where appropriate.

            (f) Critically evaluate the Company's performance in view of its corporate planning and business objectives.

The services to be rendered by the Consultant to the Company shall under no circumstance include the following:

            1. Any activities which could be deemed by the Securities and Exchange Commission ("SEC") to constitute investment banking or any other activities requiring the Consultant to register as a broker-dealer under the Securities Exchange Act of 1934, as amended.


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            2.    Any activities which could be deemed by the SEC to be in
                  connection with the offer or sale of securities in a capital-raising transaction.

            3. Any activities which directly or indirectly promote or maintain a market for ORGT's securities

      3.2 Consultant's Devotion of Time. The Consultant hereby agrees to provide sufficient time and effort to complete the prompt and faithful performance of the duties assigned to him by the Company. The Company acknowledges and agrees that the Consultant may act as a consultant or in any other capacity with other firms or business ventures without the consent or approval of the Company, unless such other persons compete directly or indirectly with the Company, in which case the Consultant must obtain the prior written consent of the Company.

4. Compensation; As compensation to the Consultant for the services to be rendered to the Company, the Company agrees to issue to the Consultant 550,000 shares of the Company's common stock pursuant to an S-8 registration statement.

The Consultant acknowledges that there is no market for these shares at this time and that the dollar value attached may or may not be realized.

5. Confidentiality of Trade Secrets and Other Materials.

      5.1 Trade Secrets. Other than in the performance of its duties hereunder, the Consultant agrees not to disclose, either during the term of this Agreement with the Company or at any time thereafter, to any person, firm or corporation any information concerning the business affairs, the trade secrets or customer lists or similar information of the Company. Any technique, method, process or technology used by the Company, shall be considered a "trade secret" for the purposes of this Agreement.

      5.2 Ownership of Trade Secrets; Assignment of Rights. The Consultant hereby agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client files and materials made by it or the Company, are the property of the Company, and shall not be used by it in any way adverse to the Company interests. The Consultant shall not deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of the Board of Directors of the Company, or their respective executive committees.

6. Termination.

      6.1 Basis for Termination. This Agreement may be terminated on the occurrence of any one or more of the following events:

            (1) Any material breach of this Agreement, which remains uncured for a period of 10 days after delivery of notice of default by the non-defaulting party. The non-defaulting party may decide to terminate the agreement or to continue it, allowing the other party to correct its default.

            (2) By mutual agreement of the parties.

7. Miscellaneous.

      7.1 Transfer and Assignment. This Agreement is personal as to THE Consultant and shall not be assigned or transferred by the Consultant without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective permitted heirs, personal representatives, successors and assigns. However, it is clearly understood that the Company will be hiring other firms and individuals and consultants from time to time to perform duties associated herewith.

      7.2 Severability. Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.


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      7.3 Governing Law. This Agreement is made under and shall be construed pursuant to the laws of the State of Delaware.

      7.4 Counterparts. This Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties did not sign the original or the same counterparts.

      7.5 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements, and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement, or statement not so set forth herein.

      7.6 Modification. This Agreement may be modified, amended, superseded, or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the party or parties to be bound by any such modification, amendment, supersesions, cancellation, or waiver.

      7.7 Attorneys' Fees and Costs. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its attorneys' fees and court costs incurred in litigating or otherwise settling or resolving such dispute whether or not an action is brought or prosecuted to judgment. In construing this Agreement, none of the parties hereto shall have any term or provision construed against such party solely by reason of such party having drafted the same.

      7.8 Waiver. The waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

      7.9 Cumulative Remedies. Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one or such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

      7.10 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

      7.11 Notices. Any notice under this Agreement must be in writing, may be tele-copied, sent by express 24-hour guaranteed courier, or hand-delivered, or may be served by depositing the same in the United States mail, addressed to the party to be notified, postage-prepaid and registered or certified with a return receipt requested. The addresses of the parties for the receipt of notice shall be as follows:

                       If to the Company: OrganiTECH U.S.A. Inc.
                                          P.O. Box 700, Yoqneam, Israel 20692

                       If to Consultant:  Haggai Ravid
                                          Box 93
                                          10573 West Pico Blvd.
                                          LA, CA 90064

      Each notice given by registered or certified mail shall be deemed delivered and effective on the date of delivery as shown on the return receipt, and each notice delivered in any other manner shall be deemed to be effective as of the time of actual delivery thereof. Each party may change its address for notice by giving notice thereof in the manner provided above.

      7.12 Survival. Any provision of this Agreement, which imposes an obligation after termination or expiration of this Agreement shall survive the termination or expiration of this Agreement and be binding on Consultant and the Company.


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      7.13 Effective Date. This Agreement shall become effective as of the date set forth on page one when signed by the Consultant and the Company.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

ORGANITECH USA, INC.,                        Haggai Ravid


By Mr. Lior Hessel, CEO                      /s/ Haggai Ravid
                                             -------------------------

/s/ Lior Hessel
-------------------------

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